UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2015

ARMSTRONG WORLD INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-2116	23-0366390
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 3001, Lancaster, Pennsylvania	17604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 397-0611

            NA

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Adoption of Executive Retention and Severance Agreements; Amendment to Severance Provisions in CEO Employment Agreement.

On March 9, 2015, Armstrong World Industries, Inc. (the “Company”) entered into retention letter agreements (the “Retention Agreements”) with Matthew J. Espe, the Company’s President and Chief Executive Officer, David S. Schulz, the Company’s Senior Vice President, Chief Financial Officer, and Mark A. Hershey, the Company’s Senior Vice President, General Counsel and Chief Compliance Officer, and also entered into new severance agreements (the “Severance Agreements”) with Messrs. Schulz and Hershey and Victor D. Grizzle, Executive Vice President and Chief Executive Officer of the Company’s Armstrong Building Products business. The Company also entered into an amendment (the “Employment Agreement Amendment”) to Mr. Espe’s employment agreement with the Company dated June 24, 2010, and amended on December 31, 2012. The material terms of the Retention Agreements, Severance Agreements and Employment Agreement Amendment are described below.

Retention

Subject to the conditions set forth in the Retention Agreement, each executive will be eligible to receive a cash retention award in an amount equal to one and one-half (1.5) times the executive’s base salary (two (2) times in the case of Messrs. Espe and Schulz) if his employment with the Company continues through the closing of a spin-off, sale or similar transaction with respect to the flooring business of the Company prior to June 30, 2016 (unless such date is extended by the Board of Directors of the Company). In the event that an executive’s employment is terminated by the Company without Cause or by the executive for Good Reason, or due to the executive’s death or Disability (as such terms are defined in the Retention Agreement), prior to the closing of the transaction, the retention award will be paid within fifteen (15) business days of the date of termination. By executing the Retention Agreement, each executive acknowledged that the transaction does not constitute a “change in control” for purposes of the executive’s existing Change in Control Agreement with the Company.

Severance

Pursuant to the Severance Agreements, each executive will be entitled to receive certain cash severance benefits if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason (as such terms are defined in the Severance Agreement). The severance is equal to (i) one and one-half (1.5) times the executive’s then-current annual base salary plus his target annual incentive under the Company’s MAP program (such target, the “MAP Component”), payable in lump sum, and (ii) a pro-rated annual incentive bonus based on actual performance for the year of termination, payable at the time that bonuses are paid to employees of the Company generally. As a condition to receiving severance benefits, each executive must sign a release of claims.

The Employment Agreement Amendment provides Mr. Espe with comparable severance benefits by adding the MAP Component to his existing severance formula of two (2) times base salary.

Pursuant to the Severance Agreements and, in the case of Mr. Espe, the Employment Agreement Amendment, the executive acknowledges and agrees that (i) notwithstanding any provision of any equity incentive plan or award agreement to the contrary, a termination of employment under the Severance Agreement will not result in accelerated vesting of the executive’s outstanding equity awards, and (ii) in the event that an executive’s employment is terminated prior to a Change in Control (as defined in the executive’s existing Change in Control Agreement with the Company (the “Change in Control Agreement”)), the Change in Control Agreement will terminate as of the executive’s termination date. The Severance Agreement and, in the case of Mr. Espe, the Employment Agreement Amendment, further provides that the restrictive covenants set forth in such executive’s Change in Control Agreement will survive his termination of employment and are incorporated by reference into the executive’s Severance Agreement or Employment Agreement Amendment as the case may be.

The above description of the Retention Agreements, the Severance Agreements and Employment Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement Amendment and the forms of Retention Agreement and Severance Agreement, which are filed as Exhibits 10.1 – 10.3 hereto and are incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment to Employment Agreement between Matthew J. Espe and Armstrong World Industries, Inc., dated March 9, 2015

10.2	Form of Retention Agreement

10.3	Form of Severance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG WORLD INDUSTRIES, INC.

By:	/s/ Mark A. Hershey
Mark A. Hershey
Senior Vice President, General Counsel and Chief Compliance Officer

Date:	March 9, 2015

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